Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter

TEANECK, N.J., May 9, 2016 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its third quarter ended March 31, 2016.

•	Highlights for the March 2016 quarter (compared to the March 2015 quarter, excluding $2 million of prior-year vaccine licensing milestone revenue and income)

–	Net sales of $183 million, a decrease of 1%

–	Adjusted EBITDA of $29.7 million, an increase of 16%

–	Adjusted diluted EPS of $0.38, an increase of 6%

COMMENTARY

“Our third quarter was a continuation of many of the trends we have seen recently, with our core Animal Health segment recording low single-digit revenue growth leading to robust double-digit Adjusted EBITDA growth,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “Some of our U.S. customers are reducing usage of antibacterials that are classified as medically important by the Food and Drug Administration, in anticipation of upcoming regulatory changes and in response to consumer preferences for the reduction or elimination of antibacterials in protein production. While U.S. MFAs and other declined in the quarter, our international volumes grew, even though revenues were tempered by pricing pressures from the strong U.S. dollar. We believe international volume increases will continue to be a substantial offset to potential U.S. declines. Nutritional specialties and vaccines reported good growth as producers look for alternatives to maintain the health of their animals.”

The FDA recently took initial steps to withdraw approval of our swine drug Mecadox® (carbadox). In accordance with the FDA process, Phibro has requested a hearing with the FDA to address its concerns. Phibro intends to continue to collaborate fully with the FDA to provide and evaluate scientific data which we expect will address the FDA’s concerns. We will submit our data and analyses to the FDA not later than the July 11, 2016 deadline. After that submission, the timeline is undefined and we are unable to estimate when or if additional steps will be taken. Safety is Phibro’s highest priority and we continue to have complete confidence in the safety of Mecadox. We expect the data we present to the FDA will support the continued safe use of the product. This initial action by the FDA does not prohibit the sale or use of Mecadox and Mecadox continues to be marketed to swine producers, as it has been for over 40 years.

For the twelve months ended March 31, 2016, MFAs and other include approximately $40 million of U.S. net sales of medically important antibacterials for use in animal health. Effective January 1, 2017, producers will continue to be allowed to use medically important antibacterials for therapeutic uses. Some portion of these sales could be at risk of decline due to regulatory and consumer preference changes, balanced by the ongoing need for therapeutic treatment of diseases, that is necessary for animal welfare, food safety and affordable food. Phibro products in this category include virginiamycin, tetracyclines and neomycin.

For the twelve months ended March 31, 2016, MFAs and other also include approximately $15 million of U.S net sales of Mecadox.

QUARTERLY RESULTS

Comparison of three months ended March 31, 2016 and 2015

Our results for the three months ended March 31, 2015 included $2.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

Net sales

Net sales of $183.5 million for the three months ended March 31, 2016 decreased $2.0 million, or 1%, as compared to the three months ended March 31, 2015, excluding the prior year $2.0 million of vaccine licensing milestone revenue. Animal Health grew $3.0 million, offset by declines in Mineral Nutrition and Performance Products of $4.3 million and $0.7 million, respectively.

Including the prior year $2.0 million in vaccine licensing milestone revenue, net sales decreased $4.0 million, or 2%.

Animal Health

Net sales of $118.3 million for the three months ended March 31, 2016 grew $3.0 million, or 3%, excluding the prior year $2.0 million of vaccine licensing milestone revenue. The growth was primarily due to volume increases in the nutritional specialty and vaccine product groups. Nutritional specialty products grew $3.0 million, or 15%, primarily due to U.S. volume growth of our products for the dairy and poultry industries. Vaccines grew $0.9 million, or 8%, principally from volume growth, including approximately two months results from the MVP Laboratories, Inc. (“MVP”) acquisition, partially offset by a reduction in international volumes. Certain vaccine sales were reduced due to production interruptions necessary to implement Good Manufacturing Practices capital improvements, which have now been completed. MFAs and other decreased $0.9 million, or 1%, primarily due to volume declines in the U.S., as well as unfavorable currency movements in certain international markets.

Including the prior year $2.0 million of vaccine licensing milestone revenue, net sales grew $1.0 million, or 1%.

Mineral Nutrition

Net sales of $53.0 million decreased $4.3 million, or 7%, for the three months ended March 31, 2016. The decrease is due to lower average selling prices due to underlying raw material commodity price declines. Partially offsetting the lower average selling prices were increased volumes from improved demand for trace mineral products.

Performance Products

Net sales of $12.1 million decreased $0.7 million, or 6%, for the three months ended March 31, 2016 due to lower volumes of copper-based and chemical catalyst products, as well as lower average selling prices of personal care ingredients. These declines were partially offset by higher volumes of personal care ingredients.

Gross profit

Gross profit of $61.6 million for the three months ended March 31, 2016 increased $4.4 million, or 8%, as compared to the three months ended March 31, 2015, excluding the prior year $2.0 million of vaccine licensing milestone revenue and excluding $1.6 million of current year acquisition-related cost of goods sold from the inventory step-up related to the MVP acquisition. Gross profit increased to 33.6% of net sales for the three months ended March 31, 2016 as compared to 30.8% for the three months ended March 31, 2015. Animal Health gross profit increased $5.2 million due to volume growth and favorable currency movements. Mineral Nutrition gross profit was level with last year, as lower average selling prices were offset by lower product costs. Performance

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Products gross profit decreased $0.5 million due to higher product costs of copper-based products and lower average selling prices of personal care ingredients, partially offset by higher volumes of personal care ingredients.

Including the prior year $2.0 million of vaccine licensing milestone revenue and including $1.6 million of acquisition-related cost of goods sold, gross profit increased $0.8 million, or 1%.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of  $36.3 million for the three months ended March 31, 2016 increased $0.5 million, or 2%, as compared to the three months ended March 31, 2015, excluding acquisition-related transaction costs of $0.6 million for the three months ended March 31, 2016; acquisition-related intangible amortization of $1.5 million and $1.2 million; and acquisition-related accrued compensation of $0.4 million and $0.3 million for the three months ended March 31, 2016 and 2015, respectively. Animal Health accounted for $0.6 million of the increase, driven by increased sales force and product development costs. Corporate expenses accounted for $0.1 million of the increase due to increased compensation and office-related costs.

Including acquisition-related transaction costs, intangible amortization and accrued compensation, SG&A increased $1.5 million, or 4%.

Adjusted EBITDA

Adjusted EBITDA of $29.7 million for the three months ended March 31, 2016 increased $4.2 million, or 16%, as compared to the three months ended March 31, 2015, excluding the prior year $2.0 million in vaccine licensing milestone revenue. Animal Health adjusted EBITDA increased $4.5 million, or 16%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $0.3 million, or 7%, due to lower SG&A expenses as lower average selling prices were offset by lower product costs. Performance Products decreased $0.5 million due to lower volumes. Corporate expenses increased $0.1 million due to increased compensation and office-related costs.

Including the prior year $2.0 million of vaccine licensing milestone revenue, adjusted EBITDA increased $2.2 million, or 8%.

Interest expense, net

Interest expense, net of $3.9 million increased $0.5 million primarily due to interest on increased borrowings under our revolving credit facility (the “Revolver”), excluding acquisition-related accrued interest of $0.4 million and $0.3 million for the three months ended March 31, 2016 and 2015, respectively,

Including acquisition-related accrued interest, interest expense, net increased $0.7 million, or 18%.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended March 31, 2016 amounted to net gains of $2.2 million, as compared to $4.6 million in net gains for the three months ended March 31, 2015. Foreign currency gains in the three months ended March 31, 2016 were primarily due to the movement of Brazil and South Africa currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision (benefit) for income taxes

The provision for income tax was $0.6 million, and the effective tax rate was 3.0% for the three months ended March 31, 2016, including the effect of certain discrete items.

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Income tax expense for the three months ended March 31, 2016, included a benefit of $4.6 million for discrete items related to previously unrecognized tax benefits and a release of our domestic valuation allowance, of $2.1 million and $2.5 million, respectively. Excluding this $4.6 million benefit, income tax expense was $5.2 million for the three months ended March 31, 2016, compared with $6.1 million for the same period last year, resulting in a 27.2% effective tax rate compared to 26.9% for the same period last year. Our consolidated provisions for income taxes, before taking into effect discrete items, is primarily comprised of income taxes relating to profitable foreign jurisdictions.

Prior to releasing the valuation allowance on our deferred tax assets during the quarter ended December 31, 2015, our domestic provision for income taxes was substantially offset by the utilization of domestic net operating losses that previously had been offset by a valuation allowance. As a result of the release of the valuation allowance, we expect our income tax provision in future periods to increase as we record an income tax provision on our domestic pre-tax income.

Adjusted diluted EPS

Adjusted diluted EPS was $0.38 for the quarter, compared with $0.36 last year. The increase was primarily due to growth in adjusted EBITDA, partially offset by increased cash income tax payments due to the mix of international pre-tax income.

BALANCE SHEET AND CASH FLOWS

•	3.3x leverage ratio at March 31, 2016

–	$367 million total debt

–	$113 million LTM adjusted EBITDA

•	$32 million cash on hand at March 31, 2016

•	Net cash flow before financing was a $53 million use of cash in the March 2016 quarter

–	Acquisition of MVP used $47 million of cash

–	Working capital and other items used $15 million of cash

–	Capex used $11 million of cash

•	Dividend

–	$3.9 million quarterly dividend paid March 2016

–	$3.9 million quarterly dividend to be paid June 2016

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FINANCIAL GUIDANCE UPDATE

Our updated guidance for fiscal year 2016 is:

($ in millions, except per share)	Updated Guidance	Growth vs. 2015 Ex-licensing (1)	Growth vs. 2015 as reported
• Net Sales	$745 - $750	approximately 1%	(1)% - 0%
• Adjusted EBITDA	$114 - $115	12% - 13%	4% - 5%
• Adjusted diluted EPS	$1.58 - $1.60	4% - 5%	(8)% - (7)%
• Diluted shares outstanding	40.0

(1)	Excludes $8 million of vaccine licensing milestone revenues and income included in the 2015 reported results.

Our Animal Health revenues for fiscal year 2016 are expected to be approximately $477-$482 million, representing growth of approximately 3% - 4% and accounting for more than all the consolidated sales growth. Within the Animal Health segment, we expect nutritional specialties and vaccines will continue to grow at double-digit rates; we expect MFAs and other will be even with or slightly above the prior year. Mineral Nutrition revenues are expected to decline approximately 4% from last year as volume increases are offset by lower commodity pricing. Performance Products revenues are expected to decline modestly from the prior year.

We expect our operating margin to expand to approximately 15.3% for the year, a 150 bps improvement over fiscal year 2015, excluding the vaccine licensing milestone revenue and income. We expect that an improved gross profit ratio, due to a combination of favorable business and product mix and favorable currency benefits on manufacturing costs, will be the principal contributor to the expanded operating margin.

We expect interest expense, net of $15 million, an increase over the initial guidance due to financing costs for the MVP acquisition and for higher-than-expected working capital requirements.

We expect cash income taxes of approximately $18 million for fiscal year 2016, equivalent to approximately 22% of adjusted income before income taxes. Cash income taxes are expected to increase due to the mix of international pre-tax income.

Our updated guidance changed from our initial guidance as follows:

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	2016 Guidance (midpoint)
	Initial	Updated	Favorable (Unfavorable)
	(in millions, except per share)
Net sales	$790.0	$747.5	$(42.5)

Adjusted EBITDA	$115.0	$114.5	$(0.5)
Depreciation expense	19.0	18.0	1.0
Interest expense, net	14.0	15.0	(1.0)
Income before income taxes	82.0	81.5	(0.5)
Provision (benefit) for income taxes	14.0	18.0	(4.0)
Adjusted net income	$68.0	$63.5	$(4.5)

Net income per share - diluted	$1.70	$1.59	$(0.11)

Weighted average common shares outstanding - diluted	40.0	40.0

Effective tax rate	17%	22%

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review quarterly financial results.

Details for the webcast and conference call:

Date:      Tuesday, May 10, 2016

Time:      9:00 AM Eastern Time

Location:	http://investors.pahc.com

	U.S. Toll-Free:	+1 (877) 853-5634
	International Toll:	+1 (315) 625-6893
	Conference ID:	52883099

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and

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projections relating to our financial condition, results of operations, plans, objectives, -future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$183.5	$187.5	$(4.0)	(2)%	$185.5	$(2.0)	(1)%
Gross profit	60.0	59.1	0.8	1%	57.1	2.8	5%
Selling, general and administrative	38.8	37.3	1.5	4%	37.3	1.5	4%
Operating income	21.2	21.8	(0.6)	(3)%	19.8	1.4	7%
Interest expense, net	4.3	3.6	0.7	18%	3.6	0.7	18%
Foreign currency (gains) losses, net	(2.2)	(4.6)	2.4	*	(4.6)	2.4	*
Income before income taxes	19.1	22.8	(3.7)	(16)%	20.8	(1.7)	(8)%
Provision (benefit) for income taxes	0.6	6.1	(5.6)	(91)%	6.1	(5.6)	(91)%
Net income	$18.6	$16.7	$1.9	11%	$14.7	$3.9	26%

Net income per share
basic	$0.47	$0.43	$0.04		$0.38	$0.09
diluted	$0.46	$0.42	$0.04		$0.37	$0.09

Weighted average common shares outstanding
basic	39.4	39.0			39.0
diluted	40.0	39.9			39.9

Ratio to net sales
Gross profit	32.7%	31.5%			30.8%
Selling, general and administrative	21.1%	19.9%			20.1%
Operating income	11.5%	11.6%			10.7%
Income before income taxes	10.4%	12.2%			11.2%
Net income	10.1%	8.9%			7.9%
Effective tax rate	3.0%	26.9%			29.5%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the three months ended March 31, 2015 included $2.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Nine Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$562.4	$563.6	$(1.3)	(0)%	$555.6	$6.7	1%
Gross profit	182.5	175.5	7.0	4%	167.5	15.0	9%
Selling, general and administrative	116.9	108.8	8.1	7%	108.8	8.1	7%
Operating income	65.7	66.7	(1.1)	(2)%	58.7	6.9	12%
Interest expense, net	12.1	10.6	1.4	14%	10.6	1.4	14%
Foreign currency (gains) losses, net	(5.1)	(6.9)	1.7	*	(6.9)	1.7	*
Income before income taxes	58.7	63.0	(4.2)	(7)%	55.0	3.8	7%
Provision (benefit) for income taxes	(8.8)	13.1	(21.8)	*	13.1	(21.8)	*
Net income	$67.5	$49.9	$17.6	35%	$41.9	$25.6	61%

Net income per share
basic	$1.72	$1.28	$0.44		$1.08	$0.64
diluted	$1.69	$1.25	$0.44		$1.05	$0.64

Weighted average common shares outstanding
basic	39.2	39.0			39.0
diluted	40.0	39.8			39.8

Ratio to net sales
Gross profit	32.5%	31.1%			30.1%
Selling, general and administrative	20.8%	19.3%			19.6%
Operating income	11.7%	11.8%			10.6%
Income before income taxes	10.4%	11.2%			9.9%
Net income	12.0%	8.8%			7.5%
Effective tax rate	(14.9)%	20.8%			23.8%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the nine months ended March 31, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing (a)	Change ex- licensing
	(in millions)
Net Sales
MFAs and other	$82.4	$83.4	$(0.9)	(1)%	$83.4	$(0.9)	(1)%
Nutritional specialties	22.8	19.8	3.0	15%	19.8	3.0	15%
Vaccines	13.1	14.1	(1.1)	(7)%	12.1	0.9	8%
Animal Health	118.3	117.3	1.0	1%	115.3	3.0	3%
Mineral Nutrition	53.0	57.3	(4.3)	(7)%	57.3	(4.3)	(7)%
Performance Products	12.1	12.8	(0.7)	(6)%	12.8	(0.7)	(6)%
Total	$183.5	$187.5	$(4.0)	(2)%	$185.5	$(2.0)	(1)%

Adjusted EBITDA
Animal Health	$32.2	$29.6	$2.5	9%	$27.6	$4.5	16%
Mineral Nutrition	4.0	3.8	0.3	7%	3.8	0.3	7%
Performance Products	0.5	1.0	(0.5)	(51)%	1.0	(0.5)	(51)%
Corporate	(7.0)	(6.9)	(0.1)	*	(6.9)	(0.1)	*
Total	$29.7	$27.5	$2.2	8%	$25.5	$4.2	16%

Ratio to segment net sales
Animal Health	27.2%	25.2%			24.0%
Mineral Nutrition	7.6%	6.6%			6.6%
Performance Products	4.0%	7.7%			7.7%
Corporate (1)	(3.8)%	(3.7)%			(3.7)%
Total (1)	16.2%	14.7%			13.7%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$18.6	$16.7	$1.9	11%	$14.7	$3.9	26%
Interest expense, net	4.3	3.6	0.7	18%	3.6	0.7	18%
Provision for income taxes	0.6	6.1	(5.6)	(91)%	6.1	(5.6)	(91)%
Depreciation and amortization	5.9	5.4	0.5	9%	5.4	0.5	9%
EBITDA	29.3	31.8	(2.5)	(8)%	29.8	(0.5)	(2)%
Acquisition-related cost of goods sold	1.6	-	1.6	*	-	1.6	*
Acquisition-related accrued compensation	0.4	0.3	0.1	28%	0.3	0.1	28%
Acquisition-related transaction costs	0.6	-	0.6	*	-	0.6	*
Foreign currency (gains) losses, net	(2.2)	(4.6)	2.4	*	(4.6)	2.4	*
Adjusted EBITDA	$29.7	$27.5	$2.2	8%	$25.5	$4.2	16%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the three months ended March 31, 2015 included $2.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Nine Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing (a)	Change ex- licensing
	(in millions)
Net Sales
MFAs and other	$253.5	$251.5	$2.0	1%	$251.5	$2.0	1%
Nutritional specialties	69.4	60.1	9.3	15%	60.1	9.3	15%
Vaccines	37.0	41.7	(4.6)	(11)%	33.7	3.4	10%
Animal Health	360.0	353.4	6.6	2%	345.4	14.6	4%
Mineral Nutrition	166.4	171.5	(5.2)	(3)%	171.5	(5.2)	(3)%
Performance Products	36.0	38.8	(2.7)	(7)%	38.8	(2.7)	(7)%
Total	$562.4	$563.6	$(1.3)	(0)%	$555.6	$6.7	1%

Adjusted EBITDA
Animal Health	$96.0	$90.4	$5.6	6%	$82.4	$13.6	17%
Mineral Nutrition	11.4	11.0	0.4	3%	11.0	0.4	3%
Performance Products	0.6	2.2	(1.6)	(74)%	2.2	(1.6)	(74)%
Corporate	(22.1)	(20.6)	(1.5)	*	(20.6)	(1.5)	*
Total	$85.8	$83.0	$2.8	3%	$75.0	$10.8	14%

Ratio to segment net sales
Animal Health	26.7%	25.6%			23.9%
Mineral Nutrition	6.8%	6.4%			6.4%
Performance Products	1.6%	5.7%			5.7%
Corporate (1)	(3.9)%	(3.7)%			(3.7)%
Total (1)	15.3%	14.7%			13.5%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$67.5	$49.9	$17.6	35%	$41.9	$25.6	61%
Interest expense, net	12.1	10.6	1.4	14%	10.6	1.4	14%
Provision for income taxes	(8.8)	13.1	(21.8)	*	13.1	(21.8)	*
Depreciation and amortization	16.7	16.0	0.7	5%	16.0	0.7	5%
EBITDA	87.5	89.5	(2.0)	(2)%	81.5	6.0	7%
Acquisition-related cost of goods sold	1.6	-	1.6	*	-	1.6	*
Acquisition-related accrued compensation	1.3	0.3	0.9	285%	0.3	0.9	285%
Acquisition-related transaction costs	0.6	-	0.6	*	-	0.6	*
Foreign currency (gains) losses, net	(5.1)	(6.9)	1.7	*	(6.9)	1.7	*
Adjusted EBITDA	$85.8	$83.0	$2.8	3%	$75.0	$10.8	14%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the nine months ended March 31, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$183.5	$187.5	$(4.0)	(2)%	$185.5	$(2.0)	(1)%
Gross profit	61.6	59.1	2.4	4%	57.1	4.4	8%
Selling, general and administrative	36.3	35.7	0.5	2%	35.7	0.5	2%
Operating income	25.3	23.4	1.9	8%	21.4	3.9	18%
Interest expense, net	3.9	3.4	0.5	15%	3.4	0.5	15%
Foreign currency (gains) losses, net	-	-	-	*	-	-	*
Income before income taxes	21.4	20.0	1.4	7%	18.0	3.4	19%
Provision (benefit) for income taxes	6.4	3.5	2.9	83%	3.5	2.9	83%
Net income	$15.1	$16.5	$(1.5)	(9)%	$14.5	$0.5	4%

Net income per share
diluted	$0.38	$0.41	$(0.03)		$0.36	$0.02

Weighted average common shares outstanding
diluted	40.0	39.9			39.9

Ratio to net sales
Gross profit	33.6%	31.5%			30.8%
Selling, general and administrative	19.8%	19.1%			19.3%
Operating income	13.8%	12.5%			11.5%
Income before income taxes	11.7%	10.7%			9.7%
Net income	8.2%	8.8%			7.8%
Effective tax rate	29.7%	17.3%			19.3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the three months ended March 31, 2015 included $2.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Adjusted Net Income

	Nine Months
For the Periods Ended March 31	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$562.4	$563.6	$(1.3)	(0)%	$555.6	$6.7	1%
Gross profit	184.1	175.5	8.6	5%	167.5	16.6	10%
Selling, general and administrative	111.0	105.1	5.9	6%	105.1	5.9	6%
Operating income	73.1	70.4	2.7	4%	62.4	10.7	17%
Interest expense, net	11.0	10.4	0.6	6%	10.4	0.6	6%
Foreign currency (gains) losses, net	-	-	-	*	-	-	*
Income before income taxes	62.1	60.0	2.1	*	52.0	10.1	19%
Provision (benefit) for income taxes	13.9	9.1	4.7	*	9.1	4.7	52%
Net income	$48.3	$50.9	$(2.6)	(5)%	$42.9	$5.4	13%

Net income per share
diluted	$1.21	$1.28	$(0.07)		$1.08	$0.13

Weighted average common shares outstanding
diluted	40.0	39.8			39.8

Ratio to net sales
Gross profit	32.7%	31.1%			30.1%
Selling, general and administrative	19.7%	18.7%			18.9%
Operating income	13.0%	12.5%			11.2%
Income before income taxes	11.1%	10.6%			9.4%
Net income	8.6%	9.0%			7.7%
Effective tax rate	22.3%	15.2%			17.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the nine months ended March 31, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Adjustments for Adjusted Net Income

	Three Months		Nine Months
For the Periods Ended March 31	2016	2015	2016	2015
	(in millions)
Net sales	$-	$-	$-	$-
Gross profit	1.6	-	1.6	-
Selling, general and administrative
- acquisition-related intangible amortization	(1.5)	(1.2)	(4.0)	(3.4)
- acquisition-related accrued compensation	(0.4)	(0.3)	(1.3)	(0.3)
- acquisition-related transaction costs	(0.6)	-	(0.6)	-
Operating income	4.1	1.6	7.5	3.7
Interest expense, net
- acquisition-related accrued interest	(0.4)	(0.2)	(1.1)	(0.2)
Foreign currency (gains) losses, net
- primarily related to intercompany balances	2.2	4.6	5.1	6.9
Income before income taxes	2.3	(2.8)	3.4	(2.9)
Provision (benefit) for income taxes
- adjust to cash income taxes paid	5.8	(2.7)	22.6	(3.9)
Net income	$(3.5)	$(0.2)	$(19.2)	$1.0

Amounts and percentages may reflect rounding adjustments

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2016	2015	Change	2016	2015	Change
	(in millions)			(in millions)

Adjusted EBITDA	$29.7	$27.5	$2.2	$85.8	$83.0	$2.8
Interest paid	(3.7)	(3.2)	(0.5)	(10.4)	(9.8)	(0.6)
Income taxes paid	(6.4)	(3.5)	(2.9)	(13.9)	(9.1)	(4.7)
Changes in operating assets and liabilities and other items	(14.6)	0.2	(14.9)	(51.0)	(17.3)	(33.7)
Net cash provided (used) by operating activities	$5.0	$21.1	$(16.1)	$10.6	$46.8	$(36.2)

Capital expenditures	$(11.0)	$(5.4)	$(5.6)	$(28.6)	$(13.1)	$(15.5)
Business acquisitions	(46.5)	(5.0)	(41.5)	(46.5)	(5.0)	(41.5)
Other investing	(0.1)	(4.8)	4.7	0.1	(4.0)	4.1
Net cash provided (used) by investing activities	$(57.7)	$(15.2)	$(42.5)	$(75.1)	$(22.1)	$(52.9)

Net cash flow before financing activities	$(52.6)	$5.9	$(58.5)	$(64.4)	$24.7	$(89.2)

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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